                                                                    EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT made and entered into on this 31st day of January, 2005, by and among FREEPORT BRICK COMPANY, INC. ("Freeport") KITTANNING BRICK COMPANY ("Kittanning"), FREE-MADIE COMPANY ("Free-Madie"), FREEPORT REFRACTORIES, INC. ("Refractories" and, together with Freeport, Kittanning and Free-Madie, the "Sellers") and FREEPORT AREA ENTERPRISES, INC. (the "Shareholder"), each of the Sellers and Shareholder being a Pennsylvania corporation, on the one hand, and REFRACTORY & INDUSTRIAL SUPPLY GROUP, INC., a Tennessee corporation (the "Buyer"), and DIVERSIFIED THERMAL SOLUTIONS, INC., a Nevada corporation ("Diversified"), on the other hand.

                              W I T N E S S E T H:

      WHEREAS, Sellers are engaged in the business of manufacturing refractory products, including but not limited to fireclay, high alumina, ladle, barrier, high duty, bottom pour and chemical resistant bricks; mortar, sleeves, nozzles, industrial grade pavers; and tools and dies used in the refractory business (collectively the "Business") at their plants located at Clay Road, Adrian, Pennsylvania 16210, Mill Street Extension, Freeport, Pennsylvania 16229 and 114
W. Park Drive, Kittanning, Pennsylvania 16201 (the "Facilities"); and

      WHEREAS, Sellers desire to sell certain assets, as more specifically identified herein, and Buyer desires to purchase such assets upon the terms and conditions contained herein.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

      1.1 PURCHASE AND SALE OF ASSETS. On the Closing Date, as hereinafter defined, subject to the terms and conditions set forth in this Agreement, Sellers shall sell, and Buyer shall purchase, effective as of the close of business on the Closing Date, the following assets owned and used by Sellers in the ordinary course of business free from any and all liens, charges, restrictions or encumbrances except for such liens, charges, restrictions or encumbrances set forth in Schedule 1.1 (the "Permitted Encumbrances") (hereinafter collectively referred to as the "Assets"):

            (a) All machinery, equipment, furniture, fixtures, vehicles, tools, spare parts and other fixed assets owned by Sellers and used, or held for use, exclusively in connection with the Business, including without limitation, those items listed on Schedule 1.1(a) attached hereto (the "Fixed Assets");

            (b) All inventory of finished goods, work-in-process, raw materials and supplies of Sellers used exclusively in the Business at the close of business on the Closing Date, including without limitation, those items listed on Schedule 1.1(b) attached hereto (the "Inventory");

            (c) All accounts receivable owned by Sellers on the Closing Date (the "Accounts Receivable") including without limitation, those Accounts Receivable listed on Schedule 1.1(c);

            (d) All Sellers' right, title and interest in and to the Assigned Contracts and the Assigned Leases (each as defined in Section 2.12) as listed on
Schedule 2.12;

            (e) The Facilities, consisting of the real property more particularly described on Schedule 1.1 (e) attached hereto, together with all rights and appurtenances pertaining to said property and any improvements, fixtures and personal property situated on or attached to said real property. The exact legal description of the Facilities shall be determined by surveys prepared and certified as of current date, at Buyer's expense, by a qualified person or firm acceptable to Sellers which survey shall locate all roads, easements, utilities, burial grounds, cemeteries, church lots, rights-of-way, drainage districts, applicable zoning districts, any flood hazard areas, parties in possession, and other matters that affect that title or use of the Facilities for commercial operations and use and shall further reflect the number of acres as are contained within the exterior boundaries of the Facilities, and shall otherwise be satisfactory to Buyer;

            (f) All data and records related to the operations of the Business as they are currently operated, including client and customer lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records and copies of all personnel records relating to those employees who are offered, and who accept, employment with Buyer;

            (g) All of the intangible rights and property of the Business, subject to Section 7.5(a), including intellectual property assets, logos, going concern value, goodwill, post office boxes, telephone, telecopy and email addresses and listings of the Business;

            (h) All internet URL's, website contents, software and marketing materials currently used by Sellers in connection with the Business; and

            (i) All rights of Sellers relating to claims for refunds relating to the Assets and rights to offset in respect thereof; and

            (j) In addition to the Assets, on the Closing Date, Shareholder shall sell, transfer and convey to Buyer certain items designated on Schedule 1.1(j).

      1.2 EXCLUDED ASSETS. Notwithstanding the foregoing, the Sellers and Shareholder are not selling, and the Buyer is not purchasing, pursuant to this Agreement, any tangible or intangible properties, assets or rights of the Sellers or Shareholder not specifically included in the Assets. Without limiting the foregoing, there shall not be sold, assigned, transferred or delivered hereunder: (a) any cash on hand or in banks or marketable securities owned by the Sellers; (b) all minute books, stock records and corporate seals; (c) the shares of capital stock of the Sellers; (d) any rights or claims of the Sellers with respect to any tax refund, carryback or carryforward or other credits to the Sellers for the period ending on or prior to the Closing Date; (e) those rights relating to deposits and prepaid. expenses; (f) any property, casualty, workers' compensation or other insurance policy or related insurance services contract relating to the Sellers and any right of the Sellers under any such insurance policy or contract including, but not limited to, right to any cancellation value; (g) key-man life insurance policies listed on Schedule 1.2(g); (h) all personnel records and other records that Sellers are required by law to retain in its possession; (i) all prepaid items; (j) all assets of Shareholder other than the assets of Sellers as set forth in this Agreement and the assets listed on Schedule 1.1(j);
(k) any rights or claims of Sellers and Shareholder against any third party relating to the Assets, Business or Facilities; (l) any collective bargaining agreements, (m) any assets associated with any pension plans Sellers maintain, contribute to, or sponsor, including, but not limited to, the Retirement Plans for Hourly and Salaried Employees of Freeport Area Enterprises ("Hourly Pension Plan"), and (n) other property and assets expressly designated in Schedule 1.2(l).

      1.3 ASSUMPTION OF LIABILITIES. On the Closing Date, Buyer shall assume, and agrees to pay, perform and comply with, only the following debts, obligations and liabilities of Sellers:

            (a) All debts, obligations and liabilities of Sellers accruing from and after the Closing Date pursuant to any of the Assigned Contracts (as defined in Section 2.12) listed on Schedule 2.12, provided that any third party to any of the Assigned Contracts whose approval or consent is required in order for Sellers to assign same to Buyer shall have been obtained;

            (b) All debts, obligations and liabilities of Sellers accruing from and after the Closing Date pursuant to any of the Assigned Leases (as defined in Section 2.12) listed on Schedule 2.12, provided that (i) any lessor named in any of the Assigned Leases whose approval or consent is required in order for Sellers to assign same to Buyer shall have been obtained, or (ii) Buyer shall have renegotiated the terms of such Assigned Leases to Buyer's satisfaction; and

            (c) The Assumed Liabilities (as defined in Section 2.13) of the Sellers as shown on Schedule 2.13, which liabilities shall include, without limitation, all of the liabilities set forth on the Balance Sheet (as defined in Sec. 2.11).

Provided, however, that the foregoing assumptions and undertakings of the Buyer shall not relieve Sellers from any debt, obligation or liability resulting from a breach by Sellers of any representations, warranty or agreement contained in this Agreement or in any such Assigned Contract, Assigned Lease or Assumed Liability. Further, the foregoing assumptions and undertakings of the Buyer shall not restrain or limit Buyer's right to contest or assert defenses against third parties with respect to any such debts, obligations or liabilities. Buyer shall not assume any other debts, liabilities or obligations of the Sellers other than the Assigned Contracts, Assigned Leases or Assumed Liabilities.

      1.4 PURCHASE PRICE AND PAYMENT TERMS. The purchase price for the Assets shall be a total of Five Million Dollars ($5,000,000.00) (the "Purchase Price"). The Purchase Price shall be allocated to the Assets, Assigned Contracts, Assigned Leases and Assumed Liabilities in accordance with Schedule 1.4 (which Sellers and Buyer shall prepare and deliver following the Closing), and shall be payable as follows:

            (a) At Closing, Buyer shall assume the Assigned Contracts, Assigned Leases and Assumed Liabilities in the amounts reflected on Schedule 1.4 representing $1,084,000 of the Purchase Price, subject to the adjustments set forth in Section 1.5 below.

            (b) Buyer shall deliver to Sellers at Closing, in immediately available funds, the cash portion of the Purchase Price in the amount of Three Million Nine Hundred Sixteen Thousand Dollars ($3,916,000) (the "Cash Portion"), subject to the adjustments set forth in Section 1.5 below, as follows:
$2,415,742.39 to Sellers in accordance with the wire transfer instructions provided in Schedule 1.4(b)(i); $500,257.61 to National City Bank in accordance with the wire transfer instructions provided in Schedule 1.4(b)(ii); and $1,000,000 to JP Morgan Chase Bank in accordance with the wire transfer instructions provided in Schedule 1.4(b)(iii).

      1.5 ADJUSTMENTS TO CASH PORTION OF PURCHASE PRICE. The Cash Portion of the Purchase Price shall be adjusted as follows:

            (a) Preparation of Pre-Closing Date Balance Sheet and Closing Date Balance Sheet.

                  (i) Within fifteen (15) days prior to the Closing Date, the Sellers will prepare and deliver to the Buyer a draft combined balance sheet (the "Draft Pre-Closing Date Balance Sheet") for Sellers as of the close of business on the last day of the month ending closest to the Closing Date (determined on a pro forma basis as though the Parties had not consummated the transactions contemplated by this Agreement). The Sellers will prepare the Draft Pre-Closing Date Balance Sheet in accordance with U.S. generally accepted accounting principles applied on a basis consistent with the preparation of Schedule 1.4, the Financial Statements and the Balance Sheet; and

                  (ii) Within sixty (60) days after the Closing Date, the Sellers will prepare and deliver to the Buyer a draft combined balance sheet (the "Draft Closing Date Balance Sheet") for Sellers as of the close of business on the last business day prior to the Closing Date (determined on a pro forma basis as though the Parties had not consummated the transactions contemplated by this Agreement). The Sellers will prepare the Draft Closing Date Balance Sheet in accordance with U.S. generally accepted accounting principles applied on a basis consistent with the preparation of Schedule 1.4, the Financial Statements and the Balance Sheet.

                  (iii) If the Buyer has any objections to the Draft Pre-Closing Date Balance Sheet or the Draft Closing Date Balance Sheet, it will deliver a detailed statement describing its objections to the Sellers within ten (10) days after receiving either such Balance Sheet. The Buyer and the Sellers will use reasonable efforts to resolve any such objections themselves. If the parties do not obtain a final resolution within five (5) days after the Sellers have received a statement of objections, however, the Buyer and the Sellers will select an independent accounting firm mutually acceptable to them to resolve any remaining objections. If the Buyer and the Sellers are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected will be set forth in writing within fifteen (15) days of the dispute being presented to it and will be conclusive and binding upon the parties. The Sellers will revise the Draft Pre-Closing Date Balance Sheet and/or the Draft Closing Date Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this Section 1.4(a)(iii). The "Pre-Closing Date Balance Sheet" shall mean the Draft Pre-Closing Date Balance Sheet together with any revisions thereto pursuant to this Section 1.4(a)(iii). The "Closing Date Balance Sheet" shall mean the Draft Closing Date Balance Sheet together with any revisions there to pursuant to this
      Section 1.4(a)(iii).

                  (iv) In the event the parties submit any unresolved objections to an independent accounting firm for resolution as provided in Section 1.4(a)(iii) above, the Buyer and the Sellers will share equal responsibility for the fees and expenses of the accounting firm.

                  (v) The Sellers will make the work papers and back-up materials used in preparing the Draft Pre-Closing Date Balance Sheet and the Draft Closing Date Balance Sheet available to the Buyer, its accountants, other representatives and, if necessary, the independent accounting firm at reasonable times and upon reasonable notice at any time during (A) the preparation by the Sellers of the Draft Pre-Closing Date Balance Sheet or the Draft Closing Date Balance Sheet, (B) the review by the Buyer of the Draft Pre-Closing Date Balance Sheet or the Draft Closing Date Balance Sheet, and (C) the resolution by the parties of any objections thereto.

            (b) Adjustments to Cash Portion of the Purchase Price. The Cash Portion of the Purchase Price will be adjusted by the amount by which the value of the Assets, Assumed Contracts, Assumed Leases and Assumed Liabilities on the Closing Date Balance Sheet differs from the value of the Assets, Assumed Contracts, Assumed Leases and Assumed Liabilities on the May 31, 2004 Balance Sheet. If the value of the Assets, Assumed Contracts, Assumed Leases and Assumed Liabilities on the Closing Date Balance Sheet exceed the value of the Assets, Assumed Contracts, Assumed Leases and Assumed Liabilities on the May 31, 2004 Balance Sheet, Buyer shall pay the full amount of the difference to Sellers; and if the value of the Assets, Assumed Contracts, Assumed Leases and Assumed Liabilities on the Closing Date Balance Sheet is less than the value of the Assets, Assumed Contracts, Assumed Leases and Assumed Liabilities on the May 31, 2004 Balance Sheet, Sellers shall pay the full amount of the difference to Buyer. All payments due hereunder, if any, shall be made within three (3) business days of the final determination of the Closing Date Balance Sheet.

                                   ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS AND SHAREHOLDER

      Sellers and Shareholder, jointly and severally, make the following representations and warranties to Buyer, which shall be true and correct on the Closing Date:

      2.1 ORGANIZATION AND QUALIFICATION. Sellers and Shareholder are corporations duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Sellers have all requisite corporate power and authority to own, lease and operate their properties, and to carry on the Business as it is now being conducted and to operate the Facilities as they are now being operated. Sellers are duly qualified and in good standing to do business in all other states in which they conduct business, except where the failure to be so qualified and in good standing would not have a material adverse effect.

      2.2 AUTHORIZATION AND CONSENTS.

            (a) Sellers and Shareholder have full corporate power and authority to enter into this Agreement and to carry out their obligations pursuant to the terms hereof. The execution, delivery and performance of this Agreement by Sellers and Shareholder have been duly authorized by all requisite corporate actions. This Agreement constitutes valid and legally binding obligations of Sellers and Shareholder enforceable in accordance with the terms hereof. Neither the execution and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Sellers under any of the terms, conditions or provisions of, the Articles of Incorporation or bylaws of Sellers and Shareholder, or any note, bond, mortgage, indenture, deed of trust, lease, license, contract, lien, agreement, instrument, or other obligation to which Sellers and Shareholder are a party or by which Sellers or any of their properties or assets may be bound or affected, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Sellers and Shareholder or any of their properties or assets.

            (b) Except as set forth on Schedule 2.2 (b), Sellers have obtained all consents or approvals, notified or registered with any governmental authority or other third party, required on the part of Sellers in connection with the execution and delivery of this Agreement or the consummation by Sellers of the transactions contemplated hereby.

      2.3 TAXES AND TAX RETURNS. For all periods through the Closing Date, Sellers shall have timely filed all federal, state, and local withholding, social security, and unemployment tax returns; and all such tax returns are complete and accurate in accordance with all legal requirements applicable thereto in all material respects. Sellers have paid all taxes required to be paid for such periods, and there is, and to the knowledge of the Sellers, there will be, no further liability (whether disclosed on such returns or assessments) for any such taxes, and no interest or penalties have accrued or are accruing with respect thereto. There are no liens on any property relating to the Business, Assets or the Facilities by reason of the delinquent payment, or non-payment, of any tax, assessment, fee, or other governmental charge (except for inchoate liens for taxes not yet due and payable).

      2.4 PERMITS, ETC. Schedule 2.4 contains a listing of all material federal, state, and local licenses, permits, franchises, certificates, approvals, and authority held by Sellers relating to the operation of the Business and the Facilities, all of which Sellers will assign to Buyer without charge on the Closing Date to the extent they are assignable under applicable law. Neither the Business nor the Facilities require any other material license, franchise, permit, or governmental authorization from any governmental body, whether federal, state, local, or foreign.

      2.5 TITLE AND CONDITION OF ASSETS.

            (a) Sellers collectively have good and marketable title to the Assets, and the Assets are free and clear of any leases, security interests, mortgages, charges, liens, claims, encumbrances, easements, restrictions, covenants, rights of first refusal, options, or other matters affecting title and use of the Assets, except for the Permitted Encumbrances and such leases, security interests, mortgages, charges, liens, claims, encumbrances, easements, restrictions, covenants, rights of first refusal, options, or other matters as would not reasonably have a material adverse effect.

            (b) All of the Fixed Assets are in reasonably good operating condition, subject to normal wear and tear.

            (c) None of the Assets is subject to any commitment or other arrangement for its use by any third party.

            (d) All items included in the Inventory are being sold "as is, where is." Sellers are not in possession of any inventory not owned by Sellers. All Inventory was purchased or produced in the ordinary course of business of Sellers.

            (e) All Accounts Receivable reflected in Schedule 1.1(c) or on the accounting records of Sellers relating to the Business as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Sellers in the ordinary course of business. Except to the extent paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible using commercially reasonable efforts net of the respective reserves shown on the Financial Statements and the Balance Sheet. There is no contest, claim, defense or right of setoff with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 1.1(c) contains a complete and accurate list of all Accounts Receivable as of the Closing Date, which list sets forth the aging of each such Account Receivable.

      2.6 NO VIOLATION OF STATUTE, DECREE, OR ORDER. Sellers are not in default under or in violation of any material federal, state, municipal, or other governmental law, ordinance, statute, or administrative or court regulations, rule, decision, or order, or other law of any kind relating to the Business and the consummation of transactions contemplated by this Agreement will not constitute or result in any such material default or violation.

      2.7 EMPLOYEE BENEFIT PLANS. Except as disclosed on Schedule 2.7, there are no employee benefit plans (as defined in Section 3(3) of the Employee Retirement Security Act) or other employee benefit plans, programs, or arrangements, including, but not limited to, pension, vacation, short term disability, dental, life insurance, bonus, deferred compensation, profit sharing, stock purchase, stock option, performance unit plans, or other employee benefit plans maintained by Sellers, contributed to by Sellers, or for which Sellers contract for the benefit of their employees (the "Plans"). Sellers have made full payment with respect to all amounts and premiums which Sellers are required to have paid as contributions to such Plans as of the Closing Date or accrued the same on the Balance Sheet. Sellers are not a party to any agreement the effect of which would be that Buyer will be required to make contributions in respect to past services of any present or former employee of Sellers, or otherwise incur any present or continuing liability to any employee as a result of acquiring the Assets. Sellers do not have any obligation to provide retiree health benefits to any employees or former employees.

      2.8 LITIGATION. Except as set forth on Schedule 2.8, there is no (a) material suit, action, or legal, administrative, or other proceeding or governmental investigation pending or, to the knowledge of the Sellers, threatened against Sellers, nor is there any basis therefor known to Sellers, or
(b) writ, injunction or decree of any court or governmental instrumentality to which the Sellers are a party or by which they are bound which could reasonably be expected to have a material adverse effect on the Sellers' ability to complete the transactions contemplated herein.

      2.9 ENVIRONMENTAL LAWS. Except as set forth on Schedule 2.9, to the knowledge of Sellers, Sellers have complied, and remain in compliance in all material respects, with the provisions of all Environmental Laws, as hereinafter defined, applicable to the Facilities; and neither Sellers (or any agent or contractor of Sellers) nor, to the knowledge of the Sellers, any unrelated third party, has disposed of or released any Hazardous Substances, as hereinafter defined, at, from, in or on any of the Facilities in violation of applicable Environmental Laws.

      For purposes of this Agreement, "ENVIRONMENTAL LAWS" means any and all governmental requirements in effect as of the Closing Date, applicable to the Facilities, and relating to the environment, including ambient air, surface water, land surface or subsurface strata, or to emissions, discharges, releases or threatened releases of pollutants, contaminates, chemicals or industrial toxic or hazardous substances or wastes (including Hazardous Substances) or noxious noise or odor into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, removal, transport or handling of pollutants, contaminates, chemicals or industrial toxic or hazardous substances or wastes (including petroleum, petroleum distillates, asbestos or asbestos-containing material, polychlorinated biphenyls, chlorofluoro-carbons, or hydrochlorofluoro-carbons).

      For purposes of this Agreement, "HAZARDOUS SUBSTANCES" means any material or substance, or combination of materials or substances, that by reason of quantity, concentration, composition or characteristic is regulated under any Environmental Law.

      2.10 NO BROKER. No person, firm, or corporation has acted in the capacity of broker or finder on Sellers' behalf to bring about the negotiation or consummation of this Agreement or the purchase of any assets of Sellers.

      2.11 FINANCIAL STATEMENTS. Sellers previously have delivered to Buyer true and correct copies of their compiled financial statements, as of December 31, 2001, December 31, 2002 and December 31, 2003, and for the periods then ended (collectively, the "Sellers' Financial Statements"). The Sellers' Financial Statements were prepared (except for the compiled financial statements as of December 31, 2002, and for the period then ended, of which Buyers are aware) in accordance with U.S. generally accepted accounting principles, consistently applied, and present fairly in all material respects the financial position and the results of operation of Sellers as of the dates and for the periods indicated. As of the dates of the Sellers' Financial Statements, Sellers had no material obligations, fixed or contingent, not adequately reflected in the Seller' Financial Statements or the notes or exhibits thereto. Schedule 2.11 is a true, correct and complete combined balance sheet of Sellers in all material respects as of May 31, 2004 (the "Balance Sheet").

      2.12 ASSIGNED CONTRACTS AND ASSIGNED LEASES. Schedule 2.12 lists all assigned contracts, which shall include all open customer purchase orders to be assumed by the Buyer ("Assigned Contracts") and assigned leases (the "Assigned Leases") that are to be assigned to, and assumed by, Buyer pursuant to Section 1.3, subject to the provisions of this Section 2.12; provided, however, that "Assigned Contracts" and "Assigned Leases" shall only include those contracts and leases as to which the consent of the other party has been obtained in writing prior to Closing, if consent to assignment is required under the terms of such contract or lease. Each Assigned Contract or Assigned Lease to which Seller is a party is valid and in full force and effect and constitutes the legal, valid and binding obligation of Seller and the other party or parties thereto; there are no existing defaults thereunder and no event, act or omission has occurred which (with or without notice, lapse of time or the happening or occurrence of any other event) would result in a default thereunder. No default exists or, except as set forth on Schedule 2.2, will exist under any of the Assigned Contracts and Leases as a result of the execution and delivery or performance of this Agreement.

      2.13 LIABILITIES OF SELLERS. Attached hereto as Schedule 2.13 is a list of certain of the liabilities of Sellers, which Buyer has agreed to assume subject to the provisions of this Agreement, setting forth the name, address and amount due of each such creditor and whether any financing statements, or other publicly recorded notice of indebtedness is on file with respect thereto (the "Assumed Liabilities"). All liabilities listed on Schedule 2.13: (i) relate to the purchase of goods or services made in the ordinary course of business; (ii) include all liabilities reflected on the Balance Sheet or (iii) are otherwise liabilities incurred in the ordinary course of business.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF BUYER AND DIVERSIFIED

      Buyer and Diversified, jointly and severally, make the following representations and warranties to Sellers, which shall be true and correct on the Closing Date:

      3.1 ORGANIZATION AND QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the law of the State of Tennessee. Diversified is a corporation duly organized, validly existing and in good standing under the law of the State of Nevada. Buyer has all requisite corporate power and authority to own, lease and operate its properties and to acquire the Assets. Buyer is duly qualified and in good standing to do business as a foreign corporation in the Commonwealth of Pennsylvania.

      3.2 AUTHORIZATION AND CONSENTS.

            (a) Buyer has full corporate power and authority to enter into this Agreement and to carry out its obligations pursuant to the terms hereof and thereof. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all requisite corporate action. This Agreement constitutes valid and legally binding obligations of Buyer enforceable in accordance with the terms hereof and thereof. Neither the execution and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Buyer under any of the terms, conditions or provisions of, the Charter or Bylaws of Buyer, or any note, bond, mortgage, indenture, deed of trust, lease, license, contract, lien, agreement, instrument, or other obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound or affected, or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets.

            (b) No consent or approval by, notice to, or registration with any governmental authority or other third party is required on the part of Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

      3.3 LITIGATION. There is no (a) material suit, action, or legal, administrative, or other proceeding or governmental investigation pending or, to the knowledge of the Buyer, threatened against the Buyer, nor is there any basis therefor known to Buyer, or (b) writ, injunction or decree of any court or governmental instrumentality to which the Buyer is a party or by which it is bound which could reasonably be expected to have a material adverse effect on the Buyer's ability to complete the transactions contemplated herein.

      3.4 NO BROKER. No person, firm, or corporation other than Riverview Group has acted in the capacity of broker or finder on Buyer's behalf to bring about the negotiation or consummation of this Agreement and Buyer shall be solely responsible for the payment of all fees and expenses owed to Riverview Group, LLC incurred on behalf of Buyer.

      3.5 FINANCIAL CAPACITY. Buyer will have sufficient funds to deliver the Purchase Price at Closing to Sellers in accordance with the terms and conditions of this Agreement.

                                   ARTICLE IV

                            CLOSING AND CLOSING DATE

      4.1 CLOSING AND CLOSING DATE. The date, time, and place for the closing of the transactions provided for herein (the "Closing") shall be 10:00 a.m. on the 31st day of January, 2005 (the "Closing Date"). Closing shall be in the offices of Shareholder's counsel, Dickie, McCamey & Chilcote, PC, Two PPG Place, Suite 400, Pittsburgh, Pennsylvania 15222, or at such other date, time or place as the parties hereto may agree.

                                    ARTICLE V

                              CONDITIONS TO CLOSING

      5.1 BUYER'S CONDITIONS TO CLOSING. The obligation of Buyer to acquire the Assets in accordance with the terms hereof shall be subject to fulfillment of each of the following conditions on or before the Closing Date:

            (a) Full Investigation. Sellers shall have made available to Buyer for inspection such records, contracts, documents and information as may be reasonably requested by Buyer in connection with its examination of the Business and the Facilities, and the assets thereof, and Buyer shall not have discovered any condition or set of facts which is in material violation of one or more of the covenants, representations and warranties of Sellers set forth herein and which is not remedied prior to Closing.

            (b) Sellers' Corporate Authorization. Sellers shall have received the unanimous approval of their shareholders and directors to consummate the transactions contemplated by this Agreement, and shall have delivered certified copies of duly adopted resolutions with respect thereto and such other evidence of such approvals as Buyer may reasonably require.

            (c) Consents. Subject to Section 7.3 and the disclosures on Schedule 2.2(b), Sellers shall have obtained in writing, in form and substance reasonably satisfactory to Buyer, all necessary consents of any party (i) to the assignment or transfer of any of the Assets or Assumed Liabilities and (ii) to the execution and performance of this Agreement by Sellers.

            (d) Continued Truth of Warranties. All of the representations and warranties made by Sellers and Shareholder shall be true and correct in all material respects on the Closing Date as though made as of such date.

            (e) Performance of Covenants. Sellers shall have performed all material covenants and obligations and complied with all material conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

            (f) Absence of Litigation. There shall not be pending any litigation that could reasonably be expected to result in an order or injunction prohibiting or seriously inhibiting the transactions contemplated by this Agreement.

            (g) Employment Agreements. The individuals listed on Schedule 5.1(g) shall have each executed and delivered to Buyer an Employment Agreement upon terms and conditions acceptable to Buyer (the "Employment Agreements").

            (h) Labor Agreement. Buyer shall have entered into a labor agreement with the United Steelworkers of America, AFL, CIO, CLC and Local Union No. 1324-11 (the "Labor Agreement"), upon terms and conditions acceptable to Buyer.

            (i) Property Agreements. Shareholder shall have caused Freeport Real Estate, Inc., a wholly owned subsidiary, to execute and enter into: (i) the lease substantially in the form attached hereto as Exhibit B (the "Office Building Lease") providing for the use by Buyer of a certain office building used by Sellers in connection with the Business; (ii) the lease substantially in the form attached as Exhibit C (the "Clay Storage Property Lease") providing for the lease to Buyer of certain property used by Freeport to store clay piles; and
(ii) the agreement of purchase and sale substantially in the form attached as Exhibit D (the "Agreement of Purchase and Sale") providing for the sale to Buyer of certain properties used by Sellers in connection with the Business.

            (j) Water Supply Agreement. Shareholder and Sellers shall have executed and entered into an agreement substantially in the form attached hereto as Exhibit E (the "Water Supply Agreement"), providing for Shareholder and Sellers to continue to supply at no cost to Buyer the current supply of water used in Freeport's Business from its existing source until such time as Sellers, at their sole cost and expense, cause to be designed, permitted and constructed a proper water supply line to allow Buyer to utilize the municipal water supply system for Buyer's Freeport Business. Such municipal water supply line shall be installed and functional no later than twelve (12) months after the Closing and shall be capable of supplying to Buyer's Freeport Business at least the volume and pressure of water as the existing source.. The parties agree that, following the Closing and subject to the foregoing sentence, the water to Freeport's Business will be supplied on a basis consistent with past practice and that the Shareholder and Sellers shall not be liable to Buyer or any third party for any unintended disruption or interruption in the water supply.

            (k) Opinion of Sellers' Counsel. Sellers' counsel shall have executed and delivered to Buyer an opinion of counsel for Sellers, dated as of the Closing Date, reasonably acceptable to Buyer's lender.

            (l) Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Buyer in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to the Buyer, and the Buyer shall have received the originals or certified or other copies of all such records and documents as the Buyer may reasonably request.

      5.2 SELLERS' CONDITIONS TO CLOSING.

            (a) Buyer's Corporate Authorization. Buyer shall have received the approval of its directors to consummate the transactions contemplated by this Agreement, and shall have delivered certified copies of duly adopted resolutions with respect thereto and such other evidence of such approvals as Sellers may reasonably require.

            (b) Continued Truth of Warranties. All of the representations and warranties made by Buyer shall be true and correct in all material respects on the Closing Date as though made as of such date.

            (c) Performance of Covenants. Buyer shall have performed all material covenants and obligations and complied with all material conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

            (d) Absence of Litigation. There shall not be pending any litigation that could reasonably be expected to result in an order or injunction prohibiting or seriously inhibiting the transactions contemplated by this Agreement.

            (e) Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Sellers in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to the Sellers, and the Sellers shall have received the originals or certified or other copies of all such records and documents as the Sellers may reasonably request.

            (f) Property Agreements. Buyer shall have executed and entered into the Office Building Lease, the Clay Storage Property Lease and the Agreement of Purchase and Sale.

            (g) Water Supply Agreement. Buyer shall have executed and entered into the Water Supply Agreement.

                                   ARTICLE VI

                               CLOSING DELIVERIES

      6.1 SELLERS' DELIVERIES. At the Closing, Sellers shall cause to be delivered to Buyer:

            (a) Warranty deeds, bills of sale and assignment, and other instruments of sale and transfer in form and substance acceptable to Buyer, transferring and assigning to Buyer good and marketable title to all of the Assets, free of all security interests, mortgages, charges, liens, claims, encumbrances, easements, restrictions, covenants, rights of first refusal, options, or other matters affecting title and use of the Assets except for the Permitted Encumbrances.

            (b) Originals or copies, as Sellers may elect, of all tangible documents, papers, and records reflecting, related to or included among, the Assets.

            (c) Certificates of Good Standing, or their equivalent, issued by the Secretary of Commonwealth of Pennsylvania for each of the Sellers.

            (d) A certificate of Sellers and Shareholder to the effect that the representations, warranties and covenants of Sellers and Shareholder are true, accurate and complete in all material respects as of the Closing Date, and that all material agreements and conditions to be performed or met by Sellers at or prior to Closing have been duly performed or met.

            (e) Executed counterparts of the Employment Agreements.

            (f) Executed counterparts of the Office Building Lease.

            (g) Executed counterparts of the Clay Storage Property Lease.

            (h) Executed counterparts of the Agreement of Purchase and Sale.

            (i) Executed counterparts of the Water Supply Agreement.

            (j) The opinion of counsel for Sellers.

            (k) Executed Assignment of Registered Trademark-USA.

            (l) Executed Assignment of Registered Trademark-Canada.

            (m) Executed Bill of Sale and Assignment.

            (n) Executed Assignment and Assumption Agreement.

      6.2 BUYER'S DELIVERIES. At the Closing, Buyer shall cause to be delivered to Sellers:

            (a) The Cash Portion of the Purchase Price, as adjusted pursuant to
Section 1.5 hereof, by wire transfer of immediately available funds.

            (b) Certificate of Good Standing, or their equivalent, issued by the Secretary of State of their respective jurisdictions of incorporation, for the Buyer and Diversified.

            (c) Certificate of Buyer to the effect that the representations, warranties and covenants of Buyer are true, accurate and complete in all material respects as of the Closing

Date, and that all material agreements and conditions to be performed or met by Buyer at or prior to Closing have been duly performed or met.

            (d) Executed counterparts of the Employment Agreements.

            (e) Executed counterparts of the Office Building Lease.

            (f) Executed counterparts of the Clay Storage Property Lease.

            (g) Executed counterparts of the Agreement of Purchase and Sale.

            (h) Executed counterparts of the Water Supply Agreement.

            (i) Executed Bill of Sale and Assignment.

            (j) Executed Assignment and Assumption Agreement.

                                   ARTICLE VII

                                    COVENANTS

      7.1 CONDUCT OF BUSINESS BY SELLERS. Sellers and Shareholder hereby covenant, warrant and agree that from May 31, 2004 to the Closing Date, except for any transactions expressly approved in writing by the Buyer:

            (a) Sellers have not incurred any lien, charge or encumbrance of any kind on any of the Assets, exclusive of liens arising as a matter of law in the ordinary course of business as to which there is no known default;

            (b) Sellers have not sold, assigned, transferred or otherwise disposed of any property located at the Facilities other than in the ordinary course of business;

            (c) Sellers have not made any material changes in the salaries, fringe benefits or perquisites of its employees, or award any bonuses or extra compensation to its employees;

            (d) Sellers have not materially modified, amended, altered or terminated (whether by written or oral agreement, or any manner of action or inaction) any of its agreements and commitments;

            (e) Sellers have not entered into any collective bargaining agreement or union contract.

            (f) Sellers have maintained insurance on the Assets in amounts and with coverage at least as great as the amounts and coverage in effect on May 31, 2004;

            (g) Sellers have maintained, consistent with past practice, the Assets in reasonable good repair, order and condition, reasonable wear and tear excepted, and used its commercially reasonable efforts to preserve the possession and control of all of the Assets, to keep in faithful service its present key employees, and to preserve the goodwill of those having business relations with Sellers, have maintained their books, accounts and records in a manner consistent with past practice;

            (h) Sellers have allowed, at reasonable times, Buyer's employees, attorneys, auditors, accountants and other authorized representatives, free and full access to the land, plants, properties, books, records, documents and correspondence relating to the Business, in order that Buyer may have full opportunity to make such investigation as it may reasonably desire of the Business of the Sellers;

            (i) Sellers have complied with all material laws applicable to Sellers' conduct of the Business;

            (j) Sellers have used commercially reasonable efforts to obtain the consents required in order to fulfill the closing conditions contained in
Article V hereof; and

            (k) Sellers have maintained its inventory of finished goods, work-in-process, raw materials and supplies in a manner consistent with past practice and have continued operating the Business in the ordinary course of business and consistent with past practice.

      7.2 SALES OR USE TAX. Any sales, use, transfer, or documentary taxes or similar taxes due and payable upon the transfer of the Assets shall be paid by Sellers; provided that Sellers and Buyer shall be equally responsible for any applicable real estate transfer tax and Buyer shall be responsible any vehicle title transfer tax.

      7.3 FURTHER ASSURANCES. At any time and from time to time after the Closing Date, each party shall execute, acknowledge, and deliver all such further documents, and shall take such other actions, consistent with the terms of this Agreement, as reasonably may be requested by the other party for the purpose of confirming the transfer and conveyance to Buyer of the Assets or for the purpose of carrying out the transactions contemplated herein. Without limiting the generality of the foregoing, Sellers and Shareholder will use their reasonable best efforts to assist Buyer in getting the Assigned Leases, Assigned Contracts and permits (which are assignable) assigned to Buyer after the Closing to the extent any Assigned Leases, Assigned Contracts or permits (which are assignable) have not been transferred by the Closing.

      7.4 USE OF NAMES. From and after the Closing Date, Shareholder and the Sellers will not use in any manner the names "Freeport Brick Company, Inc.," "Kittanning Brick Company, Inc." "Free-Madie Company," and "Freeport Refractories, Inc.," or any other trade name, trademark, service mark or logo used in connection with the Business.

      7.5 CERTAIN TRANSITIONAL MATTERS. Shareholder and Sellers, on the one hand, and Buyer, on the other hand, agree to use their commercially reasonable efforts to provide, at no cost to each other, the following:

            (a) For a period of twelve months (12) months following the Closing, Shareholder shall use its commercially reasonable efforts to forward to or notify Buyer of any mail, telephone or facsimile communications addressed to or intended for Freeport received at Shareholder's post office box, telephone or facsimile address; provided that Buyer agrees to obtain and maintain a separate post office box, telephone and facsimile address to receive Freeport's mail, telephone and facsimile communications promptly after the termination of the Office Building Lease and Shareholder shall have no obligation to forward or notify Buyer of communications addressed to or intended for Freeport after such twelve (12) month period.

            (b) For a period of ninety (90) days following the Closing, Shareholder agrees to provide management information system services on a basis consistent with past practice and substantially equivalent with the services provided by Shareholder to the Sellers' Business on the date hereof.

            (c) For a period of twelve (12) months following the Closing, Buyer and Shareholder/Sellers each agrees to forward to the other any incoming e-mail traffic generally addressed to the other or an employee of the other.

            (d) Until the earlier of: (i) twelve (12) months following the Closing; (ii) the sale of all or substantially all of the Shareholder's remaining assets; or (iii) J. Terry Medovitch's termination of employment with Buyer, Buyer shall direct its employee, J. Terry Medovitch, to oversee certain administrative functions performed by certain employees retained by Shareholder so long as such oversight services do not unreasonably interfere with J. Terry Medovitch's obligations of employment with Buyer; provided, however, Buyer shall not be responsible for any work such employees perform while performing services for Shareholder.

            (e) Following the Closing, Shareholder agrees to continue existing health insurance coverage for all of its and Sellers' employees who accept employment with Buyer (the "Buyer Employees") until February 28, 2005 or such other time as agreed to between Buyer and Shareholder (the "Interim Coverage Period"); provided, however, that Buyer shall promptly reimburse Shareholder the full cost associated with providing such health insurance coverage for the Buyer Employees during the Interim Coverage Period, up to a cap equal to the amount that Buyer would have paid to cover those same individuals at the following monthly rates: Individual $267.87; Employee/Children $630.56; Employee/Spouse $714.25; and Family $830.47.

            (f) Upon termination of the Interim Coverage Period, Shareholder shall immediately terminate all group health insurance plans and, if they do not do so, then they shall comply with any obligations under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") and any implementing regulations to offer continued health benefits coverage to any former employees who are entitled to receive such an offer including, but not limited to, the Buyer Employees.

            (g) Following the Closing, Sellers shall be responsible for continuing to maintain and/or terminating all Plans, including, but not limited to, the Defined Benefit Plans listed on Schedule 2.7, and shall be responsible for all costs associated with such continued operation and/or termination, including, but not limited to, making any and all termination payments that are required to terminate the Defined Benefit Plans under the Multiemployer Pension Plan Amendments Act, as amended ("MPPAA").

            (h) Following the Closing, Sellers shall be responsible for any obligations under any collective bargaining agreements to which Sellers are a party, which agreements shall terminate as of the Closing, as well as any effects bargaining with the United Steelworkers of America.

            (i) Until such time as separate meters are installed, but in any event for a period not in excess of ninety (90) days following the Closing, Buyer shall be responsible for the payment of gas and electric services at the Sellers' campground in Reesedale, PA, near the Kittanning Facility, which gas and electric services currently are metered at the Kittanning Facility.

                                  ARTICLE VIII

                                 INDEMNIFICATION

      8.1 BY SELLERS AND SHAREHOLDER. Subject to the terms and conditions of this Article VIII, Sellers and Shareholder, jointly and severally, covenant and agree to defend, indemnify and hold Buyer and Diversified and each of their subsidiaries, affiliates and parent companies and the respective officers, directors and employees of Buyer and such subsidiaries, affiliates and parent companies (collectively, the "Buyer Indemnified Persons") harmless from and against any and all liabilities, obligations, damages, losses, claims, demands, recoveries, deficiencies, costs or expenses (including, without limitation, interest, penalties, additions to tax and reasonable attorneys' fees and expenses) (collectively, "Damages") connected with, resulting from or arising out of any of the following:

            (a) any breach of any representation or warranty contained in this Agreement or in any document (including, without limitation, any schedule, certificate, exhibit or other instrument) delivered or to be delivered by Sellers or Shareholder pursuant to this Agreement;

            (b) any failure by Sellers to perform, carry out or comply with any of their material obligations under this Agreement, including the schedules and exhibits hereto;

            (c) any debts, liabilities or obligations of Sellers, direct or indirect, fixed, contingent or other wise, not specifically assumed by Buyers pursuant to the terms of this Agreement, whether existing at or as of the Closing Date or which arise after the Closing Date, but which are based upon or arise from any act, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the Closing Date, whether or not then known, due or payable;

            (d) any failure of Sellers to comply with any applicable bulk sales law in connection with the transactions contemplated by this Agreement;

            (e) any amounts owed by Sellers to employees or former employees of Sellers (including those who become Buyer Employees) arising out of or related to such employees' or former employees' current or former employment relationship with Sellers;

            (f) any amounts or obligations arising under or with respect to the Plans or the termination thereof, including all liabilities of a fiduciary for breach of fiduciary duty or other failure to act or comply with applicable law in connection with the administration or termination of such Plans under MPPAA or otherwise;

            (g) any failure by Sellers to serve sufficient and adequate notice in advance of the sale, related to the transfer of Sellers' employees to the Buyer as a result of the sale, pursuant to the Worker Adjustment and Restraining Notification Act, 29 U.S.C. Section2102 et seq. (1988), if applicable, as well as any state statute affecting employees, or former employees, of Sellers;

            (h) Except to the extent included as a portion of the Assumed Liabilities, any employment, personal or real property taxes accrued or based on Sellers' ownership or the Assets or employment of employees through the Closing Date;

            (i) all claims or demands made against Sellers or Buyer by any third party arising out of, or related to, the Business (including but not limited to, any labor, employment, health, or safety related claims), the Facilities or the ownership and/or use of any of the Assets or employment of employees by Sellers prior to the Closing Date;

            (j) the litigation listed on Schedule 2.8; or

            (j) any material violation of any of the Environmental Laws or any disposition of or release of any Hazardous Substances arising out of, or related to, the Business, the Facilities or the ownership and/or use of any of the Assets by Sellers prior to the Closing Date.

      8.2 BY BUYER AND DIVERSIFIED. Subject to the terms and conditions of this
Article VIII, Buyer and Diversified, jointly and severally, covenant and agree to defend, indemnify and hold Sellers and Shareholder and each of their subsidiaries, affiliates and parent companies and the respective officers, directors and employees of Sellers or Shareholder and such subsidiaries, affiliates and parent companies (collectively, the "Seller Indemnified Persons") harmless from and against any and all Damages connected with, resulting from or arising out of any of the following:

            (a) any breach of any representation or warranty contained in this Agreement or in any document (including, without limitation, any schedule, certificate, exhibit or other instrument) delivered or to be delivered by Buyer or Diversified pursuant to this Agreement;

            (b) any failure by Buyer to perform, carry out or comply with any of its material obligations under this Agreement, including the schedules and exhibits hereto; and

            (c) all claims or demands made against Sellers, Shareholder or Buyer by any third party arising out of, or related to, the Business (including but not limited to, any labor related claims), the Facilities or the ownership and/or use of any of the Assets by Buyer on or after the Closing Date.

            (d) any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person with Buyer (or any person acting on Buyer's behalf) in connection with any of the contemplated transactions;

            (e) any obligations of Buyer with respect to bargaining with the collective bargaining representatives of any employees hired by Buyer subsequent to the Closing;

            (f) any claim or demand made against Sellers, Shareholder or Buyer by any third party arising out of or related to the Assumed Contracts, Assumed Leases or Assumed Liabilities on or after the Closing Date;

            (g) any claim or demand made against Sellers, Shareholder or Buyer by any third party relating to the lease and use of certain properties by Buyer, its directors, officers, employees, invitees and related persons pursuant to the Storage Properties Lease;

            (h) any claim or demand made against Sellers or Shareholder by any third party arising out of or relating to the access and/or use of the office building and appurtenant property located at the Mill Street Extension in Freeport, Pennsylvania by Buyer, its directors, officers, employees, invitees and related persons pursuant to Section 7.5(f); or

            (i) any material violation of any of the Environmental Laws or any disposition of or release of any Hazardous Substances arising out of, or related to, the Business, the Facilities or the ownership and/or use of any of the Assets by Buyer on or after the Closing Date.

      8.3   NOTICE OF AND PROCEDURES FOR COLLECTING INDEMNIFICATION.

            (a) In the event that any third person asserts any claim against a party which, if successful, would give such party a right of indemnification hereunder (such party, the "Indemnified Party"), such Indemnified Party will promptly notify the party required to provide such indemnification hereunder (the "Indemnifying Party") of such claim.

            (b) If, prior to the expiration of thirty (30) days from the delivery of such notice, Indemnifying Party shall request in writing that such claim not be paid, the same shall not be paid, and Indemnifying Party shall settle, compromise, or litigate in good faith such claim, and employ attorneys of its or their choice to do so; provided, however, that an Indemnified Party shall not be required to refrain from paying any claim where such action would result in the foreclosure of a lien upon any of its assets or a material default in a lease or other contract, except a lease or other contract which is the subject of the dispute. If Indemnifying Party elects to settle, compromise, or litigate such claim, all reasonable expenses, including but not limited to all amounts paid in settlement or to satisfy judgments or awards and reasonable attorney's fees and costs, incurred by Indemnifying Party in settling, compromising, or litigating such claim shall be secured to the reasonable satisfaction of the Indemnified Party. The Indemnified Party shall have the right to elect to settle or compromise, or litigate all other contested claims with respect to which Indemnifying Party has not, within such thirty (30) day period, acknowledged in writing to the Indemnified Party (i) liability as an indemnitor therefor (should such claim ultimately be resolved against the Indemnified Party) and (ii) its or their election to assume full responsibility for the settlement, compromise, litigation and payment of such claim.

      8.4 SPECIAL DAMAGES. Notwithstanding anything to the contrary set forth herein, neither Buyer Indemnified Persons, on the one hand, nor Seller Indemnified Persons, on the other hand, shall be entitled to indemnification from Sellers or Buyer, respectively, pursuant to the indemnification provisions of this Article 8 or otherwise, for any special, consequential, incidental, punitive or exemplary damages that may be imposed upon, suffered or incurred by the Buyer Indemnified Persons or the Seller Indemnified Persons, as the case may be.

                                   ARTICLE IX

                           TERMINATION AND ABANDONMENT

      9.1 METHODS OF TERMINATION. The transactions contemplated herein may be terminated and/or abandoned at any time but not later than the Closing:

            (a) by mutual consent of the Sellers and the Buyer; or

            (b) by either party if the Closing is not completed before the close of business on January 31, 2005; or

            (c) by Buyer if a default or breach shall be made by Sellers or Shareholder with respect to the due and timely performance of any covenant or agreement contained in this Agreement, or with respect to the continuing accuracy of any representation or warranty contained in this Agreement, and such default, breach or continuing accuracy cannot be cured in a timely fashion and has not been waived;

            (d) by Sellers if a default or breach shall be made by Buyer or Diversified with respect to the due and timely performance of any covenant or agreement contained in this Agreement, or with respect to the continuing accuracy of any representation or warranty contained in this Agreement, and such default, breach or continuing accuracy cannot be cured in a timely fashion and has not been waived.

      9.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 9.1, all further obligations of the parties hereunder shall terminate, except that the obligations set forth in Section 11.2 shall survive; provided, however, that if this Agreement is so terminated by one party pursuant to subsection 9.1 (c) or (d) above, an aggrieved party's right to pursue all legal remedies for breach of contract or otherwise, including with limitation, damages relating thereto, shall also survive such termination unimpaired.

                                    ARTICLE X

                              ADDITIONAL AGREEMENTS

      10.1 TERMINATION OF EMPLOYEES; HIRED EMPLOYEES. Effective as of the Closing Date, Sellers shall have terminated the employment of all of its employees, independent contractors or agents listed on Schedule 10.1 and shall have terminated any agreements between Sellers and any such individual including, without limitation, any agreement that would in any way restrict Buyer's right to employ the individual's right to work for Buyer. As of the Closing, Buyer shall offer to employ the individuals on Schedule 10.1; provided, however, that in the case of employees covered by a collective bargaining agreement, Buyer shall employ them under the terms of the collective bargaining agreement it negotiated with the United Steelworkers of America, and in the case of salaried or union free hourly employees who do not sign a contract of employment with Buyer, Buyer shall offer to employ those individuals on an at-will basis, meaning that they can quit or be terminated at any time and for any reason.

      10.2 PAYMENT OF TAXES.

            (a) Sellers will be responsible for the preparation and filing of all tax returns of Sellers (including tax returns required to be filed after the Closing Date), to the extent such tax returns include or relate to Sellers' use or ownership of the Assets on or prior to the Closing Date, and Buyer will be responsible for the preparation and filing of all tax returns that they are required to file with respect to Buyer's ownership or use of the Assets attributable to taxable periods (or portions thereof) commencing after the Closing Date. The Sellers' and Buyer's tax returns, to the extent they relate to the Assets, shall be true, complete and correct in all material respects. The Sellers and Buyer will make all payments of taxes shown to be due on such tax returns to the extent they relate to the Assets.

            (b) In the case of any real or personal property taxes or any similar taxes attributable to the Assets that are reported on a tax return covering a period commencing before the Closing Date and ending thereafter (a "Straddle Period Tax"), any such Straddle Period Tax shall be prorated between the Sellers and the Buyer on a per diem basis. The party required by law to pay any such Straddle Period Tax shall provide the other party with a proof of payment, and within ten (10) days of receipt of such proof of payment, such other party shall reimburse the party that paid the Straddle Period Tax for its share of such Straddle Period Tax. The party required to file a tax return with respect to Straddle Period Taxes shall do so within the time period prescribed by law. Sellers shall pay all employment-related taxes that are due based on employment for Sellers through the Closing except for employment-related taxes assumed by Buyer pursuant to the Assumed Liabilities.

      10.3 RETENTION OF AND ACCESS TO RECORDS. After the Closing Date, Buyer shall retain for a period consistent with Buyer's record-retention policies and practices those records of Sellers delivered to Buyer. Buyer also shall provide Sellers and their representatives reasonable access thereto, during normal business hours, to enable them to prepare financial statements or tax returns or deal with tax audits.

                                   ARTICLE XI

                                  MISCELLANEOUS

      11.1 SURVIVAL. The representations, warranties and covenants made by Sellers and Buyer shall survive the Closing but shall expire and terminate twenty-four (24) months after the Closing Date, and the rights of the Sellers and Buyer to make claims thereon or for indemnifications hereunder shall likewise expire and be extinguished on such date.

      11.2 EXPENSES. Each party to this Agreement shall pay its or his own costs and expenses (including, without limitation, all legal and accounting fees) related to this Agreement, the negotiations leading up to this Agreement and, except as otherwise provided in this Agreement, the transactions described in this Agreement.

      11.3 ENTIRE AGREEMENT. This Agreement, and the Exhibits, Schedules, and other documents referred to herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants, or understandings other than those expressly set forth herein. Any previous understanding or agreement between the parties shall be deemed merged herein. This Agreement may be amended only by written instrument duly executed by the parties hereto.

      11.4 WAIVERS. Neither this Agreement nor any of the terms, conditions, or other provisions hereof, nor any default or breach in connection therewith, may be waived other than by a written instrument signed on behalf of Sellers and Buyer. The failure to insist upon the strict performance of any covenant, term, condition, or other provision of this Agreement or to exercise any right or remedy hereunder will not constitute a waiver by Buyer or Sellers of any such covenant, term, condition, or other provision thereof or any default or breach in connection therewith. The waiver of any breach of or default under any covenant, term, condition, or other provision hereof shall not constitute a waiver of any subsequent breach or default with respect to such covenant, term, condition, or provision hereof.

      11.5 SEVERABILITY AND ENFORCEABILITY. If any agreement, covenant, warranty, or other provision of this Agreement is invalid, illegal, or incapable of being enforced by reasons of any rule of law or public policy, all other agreements, covenants, warranties, and other provisions of this Agreement, shall, nevertheless, remain in full force and effect. If any of the rights and restrictions contained herein shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the parties contemplate that the court making such determination shall reduce such extent, duration, geographical scope, or other provision thereof, and enforce such rights or restrictions in their reduced form for all purposes and in the manner contemplated hereby.

      11.6 NOTICES. Any notice or other communication required or permitted by the terms of this Agreement shall be deemed duly given when personally delivered, on the following day when sent by Federal Express or similar carrier or sent by certified or registered mail, or when confirmed by facsimile, telephone copier, or other electronic means, delivery, or postage charges prepaid, addressed as follows:

To Sellers:                       Freeport Area Enterprises, Inc.
                                  P.O. Drawer F
                                  Freeport, PA 16229
                                  Attn:  Richard G. Laube, Sr.

With copies to:                   Jun H. Yu, Esq.
                                  Dickie, McCamey & Chilcote, PC
                                  Two PPG Place
                                  Suite 400
                                  Pittsburgh, PA 15222

To Buyer:                         The Refractory & Industrial Supply Group, Inc.
                                  c/o B. Grant Hunter
                                  4126 Delp Street
                                  Memphis, TN 38118

With copies to:                   Kevin C. Cox, Esq.
                                  Glankler Brown, PLLC
                                  1700 One Commerce Square
                                  Memphis, TN 38103-2566

      11.7 BINDING EFFECT AND GOVERNING LAW. This Agreement and its terms and conditions shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns; and shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws rules thereof.

      11.8 ASSIGNMENT. This Agreement shall not be assignable by any party without the written consent of the other parties hereto.

      11.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, and any number of counterparts signed in the aggregate by all parties shall constitute a single original instrument. Delivery of executed signature pages hereof by facsimile transmission shall constitute effective and binding execution and delivery hereof.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            SELLERS:

                                            FREEPORT BRICK COMPANY

                                            By: ________________________________
                                            Name: ______________________________
                                            Title: _____________________________

                                            KITTANNING BRICK COMPANY

                                            By: ________________________________
                                            Name: ______________________________
                                            Title: _____________________________

                                            FREE-MADIE CO.

                                            By: ________________________________
                                            Name: ______________________________
                                            Title: _____________________________

                                            FREEPORT REFRACTORIES, INC.

                                            By: ________________________________
                                            Name: ______________________________
                                            Title: _____________________________

                                            SHAREHOLDER:

                                            FREEPORT AREA ENTERPRISES, INC.

                                            By: ________________________________
                                            Name: ______________________________
                                            Title: _____________________________

                                            BUYER:

                                            REFRACTORY AND INDUSTRIAL SUPPLY
                                            GROUP, INC.

                                            By: ________________________________
                                            Name: ______________________________
                                            Title: _____________________________

                                            DIVERSIFIED:

                                            DIVERSIFIED THERMAL SOLUTIONS, INC.

                                            By: ________________________________
                                            Name: ______________________________
                                            Title: _____________________________